Exhibit  23.1

Consent  of  Independent  Accountants

We consent to the incorporation by reference in the registration statement of Made2Manage Systems, Inc. on Form S-8 (File No. 333-45385) pursuant to the Made2Manage Systems, Inc. Stock Option Plan and the registration statement on Form S-8 (File No. 333-45387) pursuant to the Made2Manage Systems, Inc. Employee Stock Purchase Plan of our report dated February 3, 1998, on our audit of the financial statements and financial statement schedule of Made2Manage Systems, Inc. as of December 31, 1997 and 1996, and for the years ended December 31, 1997, 1996 and 1995, which report is included in this Form 10-K.


/s/Coopers  &  Lybrand  L.L.P.

Indianapolis,  Indiana
March  17,  1998